Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 (Amendment No. 1) of Motorsport Gaming US LLC (the “Company”) of our report dated September 4, 2020, except for Note 5, as to which the date is October 23, 2020, which includes an explanatory paragraph regarding the Company’s change in its method of accounting for the testing of goodwill impairment effective January 1, 2019 due to the adoption of Accounting Standards Update No. 2017-04, Intangibles – Goodwill and Other (Topic 350); Simplifying the Test of Goodwill Impairment, with respect to our audits of the Company’s consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of operations, changes in member’s equity, and cash flows for the year ended December 31, 2019, the successor period from August 15, 2018 through December 31, 2018, and the predecessor period from January 1, 2018 through August 14, 2018, which appears in this Registration Statement. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Dixon Hughes Goodman LLP

Raleigh, North Carolina
December 31, 2020